Exhibit 99.1

NCS Multistage Holdings, Inc. 19350 State Highway 249, Suite 600 Houston, Texas 77070

PRESS RELEASE

NCS MULTISTAGE HOLDINGS, INC. ANNOUNCES FIRST QUARTER 2023 RESULTS

First Quarter Results

•	Total revenues of $43.6 million, an 11% year-over-year increase and an 8% increase compared to the fourth quarter of 2022
•	Net loss of $(15.0) million and loss per share of $(6.10), compared to a net loss of $(1.5) million and a loss per share of $(0.64) in the first quarter of 2022
•	Adjusted net income of $1.2 million, a $3.0 million improvement from the first quarter of 2022, resulting in adjusted earnings per diluted share of $0.50
•	Adjusted EBITDA of $4.9 million, an increase of $2.6 million from the first quarter of 2022
•	$13.6 million in cash and $8.4 million of total debt as of March 31, 2023

HOUSTON, May 9, 2023 – NCS Multistage Holdings, Inc. (Nasdaq: NCSM) (the “Company,” “NCS,” “we” or “us”), a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies, today announced its results for the quarter ended March 31, 2023.

Financial Review

Total revenues were $43.6 million for the quarter ended March 31, 2023, which was an increase of 11% compared to the first quarter of 2022. This increase reflects higher United States, Canada and international product sales, as well as an increase in service revenues in the United States, offset by declines in Canadian and international service revenues. We believe the overall increase in revenues largely resulted from higher industry drilling and completion activity in the first quarter of 2023 as compared to the first quarter of 2022, particularly in North America, attributable primarily to higher demand for oil and natural gas, as well as selected price increases and the mix of product and service offerings during the relative periods. Total revenues increased by 8% compared to the fourth quarter of 2022, with an increase in revenue in Canada of 24%, reflecting favorable customer activity levels during the first quarter of 2023 while the fourth quarter of 2022 was impacted by the winter holidays. The sequential revenue increase in Canada was partially offset by decreases of 16% and 19% in the United States and international markets, respectively.

Gross profit, which we define as total revenues less total cost of sales exclusive of depreciation and amortization, for the first quarter of 2023 was $18.5 million, or 43% of total revenues, compared to $14.9 million, or 38% of total revenues, for the first quarter of 2022. Cost of sales as a percentage of revenues was lower due to higher utilization of manufacturing capacity and field service personnel and higher product and service pricing, partially offset by inflationary pressures that have caused an increase in our cost of operations.

Selling, general and administrative (“SG&A”) expenses totaled $16.2 million for the first quarter of 2023, an increase of $0.1 million compared to the same period in 2022. This slight increase in expense reflects higher compensation and benefit costs primarily associated with salary increases implemented during the first quarter of 2023, increased headcount and higher incentive bonus accruals. These increases were largely offset by a decrease in share-based compensation and lower professional fees.

Net loss was $(15.0) million, or $(6.10) per share, for the quarter ended March 31, 2023, compared to a net loss of $(1.5) million, or $(0.64) per share. Our net loss for the first quarter of 2023 was impacted by a $17.5 million litigation provision associated with a jury verdict issued against us on May 2, 2023 for well damages in 2018 resulting from an alleged product defect related to components provided by a third-party supplier. When the judgment is issued, we could potentially be subject to prejudgment interest dating back to 2018. While we expect a large portion, up to all, of the awarded damages to be covered by insurance, we have not recorded the expected insurance recoveries and will do so in the period received or deemed realizable. For further discussion of this legal matter, see our Quarterly Report on Form 10-Q for the period ended March 31, 2023.

Our adjusted net income was $1.2 million, or $0.50 per diluted share, which primarily adjusts for the litigation provision, net of tax, as noted above. For the quarter ended March 31, 2022, our adjusted net loss was $(1.8) million, or $(0.73) per share.

Adjusted EBITDA was $4.9 million for the quarter ended March 31, 2023, an increase of $2.6 million compared to the same period a year ago. This increase is the result of higher revenues and more favorable gross margins compared to the first quarter of 2022.

Cash flows from operating activities for the three months ended March 31, 2023 was a use of $1.6 million, a $4.5 million improvement compared to cash used for the comparable period in 2022. Cash flows used in investing activities of $0.5 million for 2023 compares to $0.1 million for 2022. For the three months ended March 31, 2023, free cash flow was a use of cash of $2.0 million compared to a use of cash of $6.2 million for the same period in 2022. The overall improvement in net cash flows was largely attributed to our operating results and change in our net working capital.

Capital Expenditures and Liquidity

As of March 31, 2023, NCS had $13.6 million in cash and $8.4 million in total debt, and the borrowing base under our undrawn asset-based revolving credit facility (“ABL Facility”) totaled $21.1 million. Our net working capital, which we define as current assets excluding cash and cash equivalents, minus current liabilities excluding current maturities of long-term debt, was $61.7 million and $55.2 million as of March 31, 2023 and December 31, 2022, respectively.

NCS incurred capital expenditures, net of proceeds from the sale of property and equipment, of $0.5 million and $0.1 million for the three months ended March 31, 2023 and 2022, respectively.

Review and Outlook

NCS’s Chief Executive Officer, Ryan Hummer commented, “The strong performance of our Canadian operations allowed NCS to grow total revenue for the quarter by 11% as compared to the first quarter of 2022 and by 8% as compared to the fourth quarter of 2022.

The increased activity, paired with the benefit from our sustained efforts to achieve improved pricing, allowed us to increase our gross margin percentage to 43% for the quarter, as compared to 38% in the first quarter of 2022 and 40% in the fourth quarter of 2022, despite continuing inflation that has impacted our cost of operations.

This improvement, together with a focus on controlling our SG&A expenses, allowed us to generate an adjusted net income of $1.2 million, or $0.50 per diluted share during the first quarter of 2023, an improvement of $3.0 million as compared to the first quarter of 2022. Similarly, our Adjusted EBITDA during the first quarter of 2023 of $4.9 million represented an improvement of $2.6 million as compared to the first quarter of 2022.

While we are disappointed with the recent jury award against us for well damages in 2018 resulting from an alleged product defect related to components provided by a third-party supplier, we expect this matter will be covered by insurance, and therefore would not expect it to have a significant impact on our strong financial position or our operations. In addition, we intend to vigorously appeal the judgment and believe we have strong arguments that may lead to a reversal of some or all of the awarded damages.

We continue to believe that annual average industry drilling and completion activity in Canada and the United States in 2023 will be equal to 2022 levels or be higher by up to 10%, and as experienced in the first quarter of 2023, we expect activity in the United States to decline from levels reached in the fourth quarter of 2022, reflecting reductions in natural gas pricing beginning in late 2022 and continuing into 2023.

We expect sequential improvements in revenue in our U.S. and international operations during the second quarter. Although we expect our revenue in Canada to decline in the second quarter compared to the first quarter due to seasonal patterns in that market, we are encouraged by indications of robust activity in the second half of 2023.

I  am excited about our business and the opportunities for NCS in 2023 and beyond as we continue to build upon our leading market positions, capitalize on opportunities in international and offshore markets and as we bring new and innovative solutions to our customers around the world.

I want to express my thanks to the team at NCS and at Repeat Precision – it is through the expertise, dedication and ingenuity of our outstanding people that we can deliver extraordinary outcomes to our customers, drive innovation in the industry and to create value for our shareholders.”

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are non-GAAP financial measures. For an explanation of these measures and a reconciliation, refer to “Non-GAAP Financial Measures” below.

Conference Call

The Company will host a conference call to discuss its first quarter 2023 results and updated guidance on Wednesday,  May 10, 2023 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). The conference call will be available via a live audio webcast. Participants who wish to ask questions may register for the call here to receive the dial-in numbers and unique PIN. If you wish to join the conference call but do not plan to ask questions, you may join the listen-only webcast here. The live webcast can also be accessed by visiting the Investors section of the Company’s website at ir.ncsmultistage.com. It is recommended that participants join at least 10 minutes prior to the event start.

The replay will be available in the Investors section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About NCS Multistage Holdings, Inc.

NCS Multistage Holdings, Inc. is a leading provider of highly engineered products and support services that facilitate the optimization of oil and natural gas well construction, well completions and field development strategies. NCS provides products and services primarily to exploration and production companies for use in onshore and offshore wells, predominantly wells that have been drilled with horizontal laterals in both unconventional and conventional oil and natural gas formations. NCS’s products and services are utilized in oil and natural gas basins throughout North America and in selected international markets, including Argentina, China, the Middle East and the North Sea.  NCS’s common stock is traded on the Nasdaq Capital Market under the symbol “NCSM.” Additional information is available on the website, www.ncsmultistage.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance and insurance coverage and appellate prospects for litigation matters. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and the following: declines in the level of oil and natural gas exploration and production activity in Canada, the United States and internationally; oil and natural gas price fluctuations; significant competition for our products and services that results in pricing pressures, reduced sales, or reduced market share; our inability to successfully develop and implement new technologies, products and services that align with the needs of our customers, including addressing the shift to more non-traditional energy markets as part of the energy transition; inability to successfully implement our strategy of increasing sales of products and services into the U.S. and international markets; loss of significant customers; our inability to protect and maintain critical intellectual property assets; losses and liabilities from uninsured or underinsured business activities and litigation; our failure to identify and consummate potential acquisitions; our inability to integrate or realize the expected benefits from acquisitions; loss of any of our key suppliers or significant disruptions negatively impacting our supply chain; our inability to achieve suitable price increases to offset the impacts of cost inflation; risks in attracting and retaining qualified employees and key personnel or related to labor cost inflation; risks resulting from the operations of our joint venture arrangement; currency exchange rate fluctuations; uncertainties relating to the recent bank failures and Federal Deposit Insurance Corporation response; impact of severe weather conditions; restrictions on the availability of our customers to obtain water essential to the drilling and hydraulic fracturing processes; changes in legislation or regulation governing the oil and natural gas industry, including restrictions on emissions of greenhouse gases; our inability to meet regulatory requirements for use of certain chemicals by our tracer diagnostics business; change in trade policy, including the impact of tariffs; our inability to accurately predict customer demand, which may result in us holding excess or obsolete inventory; failure to comply with or changes to federal, state and local and non-U.S. laws and other regulations, including anti-corruption and environmental regulations, guidelines and regulations for the use of explosives; the financial health of our customers including their ability to pay for products or services provided; loss of our information and computer systems; system interruptions or failures, including complications with our enterprise resource planning system, cyber-security breaches, identity theft or other disruptions that could compromise our information; impairment in the carrying value of long-lived assets including goodwill; our failure to establish and maintain effective internal control over financial reporting; the reduction in our ABL Facility borrowing base or our inability to comply with the covenants in our debt agreements; and our inability to obtain sufficient liquidity on reasonable terms, or at all and other factors discussed or referenced in our filings made from time to time with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Contact

Michael Morrison

Chief Financial Officer

(281) 453-2222

IR@ncsmultistage.com

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Revenues
Product sales	$31,430	$26,213
Services	12,124	12,899
Total revenues	43,554	39,112
Cost of sales
Cost of product sales, exclusive of depreciation and amortization expense shown below	18,833	17,757
Cost of services, exclusive of depreciation and amortization expense shown below	6,180	6,446
Total cost of sales, exclusive of depreciation and amortization expense shown below	25,013	24,203
Selling, general and administrative expenses	16,151	16,024
Depreciation	943	921
Amortization	167	167
Income (loss) from operations	1,280	(2,203)
Other income (expense)
Interest expense, net	(209)	(183)
Provision for litigation	(17,514)	—
Other income, net	292	379
Foreign currency exchange gain, net	55	256
Total other (expense) income	(17,376)	452
Loss before income tax	(16,096)	(1,751)
Income tax benefit	(1,100)	(22)
Net loss	(14,996)	(1,729)
Net loss attributable to non-controlling interest	(27)	(194)
Net loss attributable to NCS Multistage Holdings, Inc.	$(14,969)	$(1,535)
Loss per common share
Basic loss per common share attributable to NCS Multistage Holdings, Inc.	$(6.10)	$(0.64)
Diluted loss per common share attributable to NCS Multistage Holdings, Inc.	$(6.10)	$(0.64)
Weighted average common shares outstanding
Basic	2,452	2,414
Diluted	2,452	2,414

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS*

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$13,633	$16,234
Accounts receivable—trade, net	29,722	27,846
Inventories, net	40,572	37,042
Prepaid expenses and other current assets	2,095	2,815
Other current receivables	5,144	3,726
Total current assets	91,166	87,663
Noncurrent assets
Property and equipment, net	23,679	23,316
Goodwill	15,222	15,222
Identifiable intangibles, net	4,909	5,076
Operating lease assets	4,246	4,515
Deposits and other assets	2,218	2,761
Deferred income taxes, net	46	46
Total noncurrent assets	50,320	50,936
Total assets	$141,486	$138,599
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable—trade	$7,910	$7,549
Accrued expenses	4,670	4,391
Income taxes payable	396	468
Operating lease liabilities	1,273	1,274
Current maturities of long-term debt	1,832	1,489
Other current liabilities	1,605	2,522
Total current liabilities	17,686	17,693
Noncurrent liabilities
Long-term debt, less current maturities	6,561	6,437
Operating lease liabilities, long-term	3,391	3,680
Accrual for legal contingencies	17,514	—
Other long-term liabilities	1,325	1,328
Deferred income taxes, net	193	199
Total noncurrent liabilities	28,984	11,644
Total liabilities	46,670	29,337
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding at
March 31, 2023 and December 31, 2022	—	—
Common stock, $0.01 par value, 11,250,000 shares authorized, 2,476,298 shares issued and 2,438,877 shares outstanding at March 31, 2023 and 2,434,809 shares issued
and 2,408,474 shares outstanding at December 31, 2022	25	24
Additional paid-in capital	441,387	440,475
Accumulated other comprehensive loss	(85,716)	(85,617)
Retained deficit	(277,433)	(262,464)
Treasury stock, at cost, 37,421 shares at March 31, 2023 and 26,335 shares
at December 31, 2022	(1,653)	(1,389)
Total stockholders' equity	76,610	91,029
Non-controlling interest	18,206	18,233
Total equity	94,816	109,262
Total liabilities and stockholders' equity	$141,486	$138,599

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities
Net loss	$(14,996)	$(1,729)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,110	1,088
Amortization of deferred loan costs	51	70
Share-based compensation	1,265	2,236
Provision for inventory obsolescence	104	591
Deferred income tax expense	23	27
Gain on sale of property and equipment	(83)	(2)
Provision for litigation	17,514	—
Proceeds from note receivable	229	138
Changes in operating assets and liabilities:
Accounts receivable—trade	(1,617)	(3,695)
Inventories, net	(3,786)	(1,012)
Prepaid expenses and other assets	933	1,088
Accounts payable—trade	338	448
Accrued expenses	274	(2,498)
Other liabilities	(1,731)	(2,929)
Income taxes receivable/payable	(1,179)	81
Net cash used in operating activities	(1,551)	(6,098)
Cash flows from investing activities
Purchases of property and equipment	(503)	(194)
Purchase and development of software and technology	(61)	(33)
Proceeds from sales of property and equipment	84	82
Net cash used in investing activities	(480)	(145)
Cash flows from financing activities
Payments on finance leases	(387)	(337)
Line of credit borrowings	3,581	3,221
Payments of line of credit borrowings	(3,349)	(2,918)
Treasury shares withheld	(264)	(372)
Net cash used in financing activities	(419)	(406)
Effect of exchange rate changes on cash and cash equivalents	(151)	10
Net change in cash and cash equivalents	(2,601)	(6,639)
Cash and cash equivalents beginning of period	16,234	22,168
Cash and cash equivalents end of period	$13,633	$15,529
Noncash investing and financing activities
Assets obtained in exchange for new finance lease liabilities	$629	$214
Assets obtained in exchange for new operating lease liabilities	$38	$217

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

Non-GAAP Financial Measures

EBITDA is defined as net (loss) income before interest expense, net, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items which we believe are not reflective of ongoing operating performance or which, in the case of share-based compensation, is non-cash in nature. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA Less Share-Based Compensation is defined as Adjusted EBITDA minus share-based compensation expense. Adjusted Net Income (Loss) is defined as net (loss) income attributable to NCS Multistage Holdings, Inc. adjusted to exclude certain items which we believe are not reflective of ongoing performance. Adjusted Earnings (Loss) per Diluted Share is defined as Adjusted Net Income (Loss) divided by our diluted weighted average common shares outstanding during the relevant period. Free cash flow is defined as net cash (used in) provided by operating activities less purchases of property and equipment (inclusive of the purchase and development of software and technology) plus proceeds from sales of property and equipment, as presented in our consolidated statements of cash flows. We define free cash flow less distributions to non-controlling interest as free cash flow less distributions to non-controlling interest, as presented in the net cash used in financing activities section of our consolidated statements of cash flows. Net working capital is defined as total current assets, excluding cash and cash equivalents, minus total current liabilities, excluding current maturities of long-term debt. Net working capital excludes cash and cash equivalents and current maturities of long-term debt in order to evaluate the investment in working capital required to support our business. We believe that Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings (Loss) per Diluted Share are important measures that exclude costs that management believes do not reflect our ongoing operating performance and, in the case of Adjusted EBITDA, certain costs associated with our capital structure. We believe that Adjusted EBITDA Less Share-Based Compensation presents our financial performance in a manner that is comparable to the presentation provided by many of our peers. We believe free cash flow is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures and other investment needs. We believe that free cash flow less distributions to non-controlling interest is useful because it provides information to investors regarding the cash that was available in the period that was in excess of our needs to fund our capital expenditures, other investment needs, and cash distributions to our joint venture partner. We believe that net working capital is useful in analyzing the cash flow and working capital needs of the Company, including determining the efficiencies of our operations and our ability to readily convert assets into cash. Accordingly, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital are key metrics that management uses to assess the period-to-period performance of our core business operations. We believe that presenting these metrics enables investors to assess our performance from period to period using the same metrics utilized by management and to evaluate our performance relative to other companies that are not subject to such factors.

EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA Less Share-Based Compensation, Adjusted Net Income (Loss), Adjusted Earnings (Loss) per Diluted Share, Free Cash Flow, Free Cash Flow Less Distributions to Non-Controlling Interest and net working capital (our “non-GAAP financial measures”) are not defined under generally accepted accounting principles (“GAAP”), are not measures of net (loss) income, income from operations, cash (used in) provided by operating activities, working capital or any other performance measure derived in accordance with GAAP, and are subject to important limitations. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies in our industry and are not measures of performance calculated in accordance with GAAP. Our non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our financial performance as reported under GAAP, and they should not be considered as alternatives to net (loss) income, income from operations, cash (used in) provided by operating activities, working capital or any other performance measures derived in accordance with GAAP as measures of operating performance or as alternatives to cash flow from operating activities as measures of our liquidity.

The tables below set forth reconciliations of our non-GAAP financial measures to the most directly comparable measures of financial performance calculated under GAAP:

NET WORKING CAPITAL*

	March 31,	December 31,
	2023	2022
Working capital	$73,480	$69,970
Cash and cash equivalents	(13,633)	(16,234)
Current maturities of long term debt	1,832	1,489
Net working capital	$61,679	$55,225

_____________________

*	Preliminary

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands, except per share data)

(Unaudited)

ADJUSTED NET INCOME (LOSS) AND ADJUSTED EARNNGS (LOSS) PER DILUTED SHARE

___

	Three Months Ended
	March 31, 2023		March 31, 2022
	Effect on Net (Loss) Income	Impact on Diluted (Loss) Earnings Per Share	Effect on Net Loss	Impact on Diluted Loss Per Share
Net loss attributable to NCS Multistage Holdings, Inc.	$(14,969)	$(6.10)	$(1,535)	$(0.64)
Adjustments
Provision for litigation (a)	17,514	7.13	—	—
Foreign currency exchange gain (b)	(57)	(0.02)	(250)	(0.10)
Income tax impact from adjustments (c)	(1,252)	(0.51)	24	0.01
Adjusted net income (loss) attributable to NCS Multistage Holdings, Inc.	$1,236	$0.50	$(1,761)	$(0.73)

__________________

(a)

Represents litigation provision associated with a jury verdict. Even though we expect a large portion, up to all, of the awarded damages to be covered by insurance, we have not recognized an asset or an offsetting benefit as of March 31, 2023. Any insurance proceeds will be recorded as an offset to this provision in the period received or deemed to be realizable.

(b)

Represents realized and unrealized foreign currency translation gains attributable to NCS Multistage Holdings, Inc. primarily due to movement in the foreign currency exchange rates during the applicable periods.

(c)	Represents income tax impacts based on applicable effective tax rates. The 2022 amounts were changed from prior presentation to exclude the effect of valuation allowance adjustments.

NCS MULTISTAGE HOLDINGS, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(In thousands)

(Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ADJUSTED EBITDA LESS SHARE-BASED COMPENSATION

	Three Months Ended
	March 31,
	2023	2022
Net loss	$(14,996)	$(1,729)
Income tax benefit	(1,100)	(22)
Interest expense, net	209	183
Depreciation	943	921
Amortization	167	167
EBITDA	(14,777)	(480)
Provision for litigation (a)	17,514	—
Share-based compensation (b)	913	805
Professional fees (c)	1,084	2,067
Foreign currency exchange gain (d)	(55)	(256)
Other (e)	191	145
Adjusted EBITDA	$4,870	$2,281
Adjusted EBITDA Margin	11%	6%
Adjusted EBITDA Less Share-Based Compensation	$3,957	$1,476

___________________

(a)

Represents litigation provision associated with a jury verdict. Even though we expect a large portion, up to all, of the awarded damages to be covered by insurance, we have not recognized an asset or an offsetting benefit as of March 31, 2023. Any insurance proceeds will be recorded as an offset to this provision in the period received or deemed to be realizable.

(b)	Represents non-cash compensation charges related to share-based compensation granted to our officers, employees and directors.
(c)	Represents non-capitalizable costs of professional services primarily incurred in connection with our legal proceedings.
(d)	Represents realized and unrealized foreign currency translation gains and losses primarily due to movement in the foreign currency exchange rates during the applicable periods.
(e)	Represents the impact of a research and development subsidy that is included in income tax expense in accordance with GAAP along with other charges and credits.

FREE CASH FLOW AND FREE CASH FLOW LESS DISTRIBUTIONS TO NON-CONTROLLING INTEREST

	Three Months Ended
	March 31,
	2023	2022
Net cash used in operating activities	$(1,551)	$(6,098)
Purchases of property and equipment	(503)	(194)
Purchase and development of software and technology	(61)	(33)
Proceeds from sales of property and equipment	84	82
Free cash flow	$(2,031)	$(6,243)
Distributions to non-controlling interest	—	—
Free cash flow less distributions to non-controlling interest	$(2,031)	$(6,243)

NCS MULTISTAGE HOLDINGS, INC.

REVENUES BY GEOGRAPHIC AREA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
United States
Product sales	$8,060	$7,161
Services	3,259	1,917
Total United States	11,319	9,078
Canada
Product sales	22,561	19,052
Services	8,110	9,477
Total Canada	30,671	28,529
Other Countries
Product sales	809	—
Services	755	1,505
Total Other Countries	1,564	1,505
Total
Product sales	31,430	26,213
Services	12,124	12,899
Total revenues	$43,554	$39,112